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INAMED                                    Inamed Corporation
                                          5540 Ekwill Street, Suite D
                                          Santa Barbara, CA  93111
                                          (805) 692-5400 Telephone
NEWS RELEASE                              (805) 692-5432 Facsimile
for immediate release


FDA APPROVES PMA FOR LAP-BAND ADJUSTABLE GASTRIC BANDING SYSTEM FOR THE TREATMENT OF SEVERE OBESITY

SANTA BARBARA, Calif.--(BUSINESS WIRE)--June 5, 2001--Inamed Corp. (Nasdaq:IMDC
- news) today announced that its BioEnterics Corp. subsidiary has received Premarket Approval clearance by the Food and Drug Administration for the LAP-BAND(R) Adjustable Gastric Banding System for the treatment of severe obesity.

The LAP-BAND(R) Adjustable Gastric Banding System is a less invasive approach to obesity surgery, filling the gap between non-surgical treatments (such as dieting, exercise and drugs) and the more invasive surgical procedures (such as stomach stapling or gastric bypass). It includes an adjustable silicone band that is placed by laparoscopic "keyhole" surgery around the upper part of the stomach to create a small gastric pouch. This limits food consumption and creates an earlier feeling of fullness.

The band is inflatable and connected to an access port placed close to the skin that allows surgeons to adjust the system to meet individual patient needs. The procedure is reversible and does not require cutting or stapling of the stomach, or gastrointestinal re-routing to bypass normal digestion. Patient benefits include reduced surgical trauma, complications, pain, and scarring, and shorter hospitalization and recovery time compared to more invasive obesity surgeries.

Richard Babbitt, chairman of the board and chief executive officer of Inamed Corp., reported: "With today's notification, we can initiate our plan for the systematic commercial introduction of this unique and extremely important product in the United States, after many years of careful pre-clinical and clinical study and successful commercialization abroad.

"Since 1993, this product has been used by over 60,000 patients worldwide. It has a well-documented track record of safety and efficacy. The reduced surgical risks and the adjustability of the LAP-BAND(R) System are important advantages for both patients and their doctors."

Obesity is recognized as a serious disease with substantial health and economic consequences to individuals, and the company estimates that last year 40,000 of the more than 11 million severely obese Americans were treated with the previously available surgical procedures. The LAP-BAND(R) System provides a less invasive alternative.

More than 300 publications relating to the LAP-BAND(R) System have been published in the literature. Published series have reported excess weight loss averages from 35% to 68% with the

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LAP-BAND(R) System. Patients have reported significant improvements in their quality of life as well as in obesity-related health problems.

To facilitate optimal patient results and due to the learning curve with the procedure and patient management, the LAP-BAND(R) System will be available at a limited number of centers this year, in a "Centers of Excellence" approach.

The labeling proposed by the company and approved by the FDA is in compliance with the "Guidelines for Surgical Treatment of Morbid Obesity" issued jointly by the American Society for Bariatric Surgery (ASBS) and the Society of American Gastrointestinal Endoscopic Surgeons (SAGES), and requires that surgeons have advanced laparoscopic surgical skills along with bariatric experience or training.

There must also be an established bariatric patient support program at each site with a commitment to long-term care of patients. The conditions of the PMA approval as well as the labeling require that surgeons complete a company-authorized training program. This includes workshops and proctoring, as well as training for program coordinators.

BioEnterics' PMA included the results of a United States clinical study involving eight centers and 299 patients and an international study involving six centers and 441 patients, as well as a meta-analysis and a review of published obesity surgery procedure results. Average excess weight loss at two years in the U.S. Study was 38%, in the international study 45%, and in the meta-analysis of the surgical literature 61%.

The risk of complications during and near the time of the operation was significantly reduced in comparison to alternative surgical procedures. The risk of death, either at operation or during follow-up, was significantly lower than that of the alternative procedures. The most common serious postoperative complication was slippage of the band. When this complication could not be resolved by deflation of the band, it was usually corrected laparoscopically. As a condition of approval, BioEnterics will establish a protocol to follow some U.S. subjects out to five years after placement of the band.

Ellen Duke, president and CEO of BioEnterics, noted: "All of us at BioEnterics are very proud of the success of the LAP-BAND(R) System in helping thousands of people suffering from the damaging health effects and the social prejudice associated with severe obesity to change their lives for the better.

"The significant weight loss possible with the LAP-BAND(R) System has been shown to dramatically improve quality of life and also reduce serious health problems -- such as high blood pressure, type 2 diabetes, asthma and sleep apnea. We look forward to introducing the LAP-BAND(R) System in the United States."

Background on Obesity

A growing obesity epidemic is threatening the health of millions of Americans and posing a major public health challenge and a considerable financial burden. More than 97 million adults are overweight, 39 million are obese and 11 million are severely obese. Between 300,000 and

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587,000 obesity-related deaths occur per year, making obesity the second-leading cause of preventable death in the United States.

Obesity substantially increases the risk of hypertension, type 2 diabetes, coronary artery disease, stroke, gall bladder disease, osteoarthritis, sleep apnea, respiratory problems, dyslipidemia, and cancer. U.S. health care costs for treating obese adults have reached $238 billion according to a 1999 study by the Lewin Group presented at the American Obesity Association meeting (a).

Low calorie diets, commercial weight loss programs, and weight loss drugs have not been effective for severe obesity, as weight lost is almost always regained. Obesity surgery, however, has been proven to result in both significant and sustained weight loss.

The National Institutes of Health (NIH), the ASBS and SAGES consider surgery appropriate for people with a Body Mass Index (BMI) of 35 or more (severely obese) and with at least two significant health problems associated with obesity, or for people with a BMI of 40 or more (morbidly obese, this is roughly equivalent to 100 pounds overweight) (b).

For more information about BioEnterics, visit the BioEnterics Web site at www.bioenterics.com.

About Inamed

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets. Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition.

Inamed also sells products that address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices that treat severe obesity and urinary incontinence.

         o (a) Lewin Group, Costs of Obesity, American Obesity Association Obesity Conference, September 1999

         o (b) BMI is calculated by dividing body weight (lb.) by height in inches squared (in2) and multiplying that amount by 704.5. The metric calculation for BMI is kg/m2. Although health risks increase at a BMI of 27, significant health problems and an increased risk of death are associated with a BMI of 35 or greater, often referred to as severe obesity.
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CONTACT:

     Inamed Corp.
     Michael Doty, SVP & CFO, 212/273-3430 (investors)
       or
     BioEnterics Corp.
     Customer Service Department, 800/432-8803 (product)
     info@bioenterics.com
     --------------------
       or
     Citigate Sard Verbinnen
     Denise DesChenes/Anna Cordasco, 212/687-8080 (media)